Exhibit 6.8

CONSULTING SERVICES AGREEMENT

Effective Dates: May 1, 2023 through April 30, 2024

Client:	Mivium, Inc. (Mivium)	Contact:	Eric Tsai, CEO
Phone:	( 949-378-7672 )	Email:	eric@mivium.com

The following sets forth the terms and conditions under which Mivium, Inc. (“Client” or “Mivium”) agrees to engage Proto Materials LLC. (“Consultant” or “Proto”), and together with Client, (“Party” or the “Parties”), to provide Client with specific consulting services as set forth below and in one or more Statement(s) of Work (each, an “SOW”) attached hereto and incorporated herein as Exhibit A (as the same may be modified by the Parties’ written agreement from time to time) or as otherwise signed by the Parties. Consultant shall be entitled to the compensation for the consulting services set forth on the SOW.

STANDARD TERMS AND CONDITIONS

1. AGREEMENT: These Standard Terms and Conditions, together with each SOW (and other exhibits, if any), constitute the agreement between Mivium and Proto, and shall govern Proto’s services and shall be referred to collectively as the “Agreement.” The Parties agree that in the event of any inconsistency between any SOW or other exhibit hereto and the terms hereof, the terms of the standard terms and conditions herein shall govern, except to the extent the applicable SOW or other exhibit expressly states the contrary.

2. TERM AND TERMINATION: This Agreement shall take effect as of the Effective Date above and shall continue thereafter for a period of one year. After the initial one year period, it shall continue on a month to month basis until terminated by either party on thirty (30) days’ written notice to the other Party. In addition, either Party may terminate this Agreement or any applicable SOW upon written notice to the other Party, if the other Party commits a material breach in the performance of the Agreement or SOW and fails to remedy such breach within seven (7) days of its receipt of a written notice from the non-breaching Party. Either party may terminate this Agreement immediately upon written notice, with no opportunity to cure, if the other Party commits a material breach relating to fraud or dishonesty, such as, for example, billing Client-Mivium for buys which were not purchased, did not run or did not run at the agreed upon time or demographic. The rights, duties and responsibilities of the Parties shall continue in full force and effect during the period of notice. In the event of termination of this Agreement or an applicable SOW, Client agrees to pay Consultant (i) any undisputed fees for authorized work satisfactorily performed which Client has previously authorized, through the effective day of termination, and (ii) for any commissions approved by Client and placed by Consultant and runs through the effective date of termination and the costs of any expenses that could not be canceled but was previously authorized by Client.

3. APPROVALS: Before purchasing or incurring any expenses in connection with Client’s account, Consultant shall obtain Client’s written approval thereof, which may be submitted to Consultant via email. Approvals must be in writing but an e-mail from someone at a VP level or above will constitute an acceptable writing.

4. DELIVERY OF MATERIALS: Client agrees to deliver or cause to be delivered to the content of any and all materials relating to Client’s business in accordance with the time, format, and related requirements of the applicable documents.

5. OWNERSHIP OF MATERIALS; INTELLECTUAL PROPERTY: Except as set forth in the “Exclusive Patent License Agreement”, as between Mivium and Proto, Client acknowledges that Consultant retains all right, title and interest in and to all technology, content, or other intellectual property or proprietary materials owned by Consultant as of the Effective Date or used, created or developed at any time for the general conduct of Consultant’s business, including, without limitation, any generic or business information, materials, software, processes or procedures, tools (including proprietary research tools), code (including object or source code), methodologies, software development tools, specialized database and software applications, and any enhancements, modification or derivatives of the foregoing (collectively, “Consultant Materials”). To the extent that any Consultant Materials are included in the Work Product, Consultant hereby grants to Client authorized use under the terms of the “Exclusive Patent License Agreement”.

6.       COMPENSATION, EXPENSES AND CHARGES: Consultant’s fees, commissions and other compensation shall be as set forth in the applicable SOW.

Consultant shall invoice Client at the beginning of each month, for the fees due that month, and Client agrees to pay undisputed invoiced amounts within thirty (30) days of the invoice date. Client agrees to pay for all necessary and applicable incidental and other out of pocket expenses incurred for or on behalf of Client’s account in connection with Consultant’s rendering of services and performance of duties hereunder that are not customarily included in overhead. All travel pre-approved by Client, in writing, shall be paid or provided by Client. Any such travel expenses must be reasonable (i.e. coach airfare, moderate hotels, etc.)

If Consultant buys equipment or other goods or services on Client’s behalf, all charges for such goods and services (including any related commission for equipment, if applicable) shall be invoiced to Client as set forth in the applicable SOW, and Client agrees to pay any undisputed invoiced amounts within thirty (30) days of the invoice date, with the understanding that Client shall pay Consultant in time for Consultant to meet vendor payment due dates. If expedited payments are necessary with respect to any equipment purchase, production or other out of pocket expense, Consultant shall notify Client in writing prior to committing to the vendor and Client agrees to make such payments within the due date specified. If payment is not received prior to the commitment date or expedited payment date specified, Consultant reserves the right to cancel the order upon written notice to Client. Consultant’s contracts with vendors in respect of the services shall be made in accordance with equipment payment schedule and/or other standard or individual conditions and contracts.

Any planned equipment buy that was approved by Client and is cancelled at Client’s direction and without cause before completion may be subject to cancellation penalties and/or short-rate, which Client agrees to pay, regardless of whether this Agreement is terminated. Any planned equipment buy that was approved by Client and is cancelled at Client’s direction and without cause before completion shall also be subject to Consultant services equipment commission as outlined on the applicable SOW, regardless of whether this Agreement is terminated.

7. REFUNDS, CREDITS, DISCOUNTS: Consultant shall refund or credit to Client any and all equipment discounts and rebates, actually received by Consultant in connection with Client’s account, and Consultant shall give Client the full benefit of any savings that actually result from the quantity or special purchases (if any) made for or on Client’s behalf.

8. ADDITIONAL SERVICES: Any services not specified on the applicable SOW, including, without limitation, the cost of subscribing to new syndicated research, the development, use or customization of proprietary tools, travel, purchasing of any type of equipment not included on an applicable SOW, commercial screening, trafficking for any equipment, video-on-demand and interactive search optimization shall be subject to the Parties reaching a mutually acceptable compensation agreement in writing.

9. CONFIDENTIALITY: Each Party (the “Recipient”) shall take reasonable steps to protect proprietary and confidential information and materials that, under the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary or confidential (hereinafter “Confidential Information”) provided by the other Party or its representatives (the “Discloser”) from improper disclosure and shall only use and disclose such Confidential Information to fulfill its obligations under this Agreement. Confidential Information shall not include information previously known to Recipient or materials to which Recipient had access prior to the provision of such information or materials by Discloser; information or materials that are now or later become available in the public domain; information or materials provided to Recipient by a third Party in rightful possession of the information and not bound by a duty of confidentiality to Discloser; or information independently developed by Recipient without breach of this Agreement.

10. MISCELLANEOUS:. This Agreement constitutes the entire agreement between Client and Consultant, and no representation, promise or inducement not included herein shall be binding upon either Party hereto. This Agreement cannot be changed, modified, or transferred except by an instrument in writing executed by Client and Consultant. This Agreement shall be governed and construed in accordance with the laws of the State of California and the Parties agree to the exclusive jurisdiction of the state and courts located in the County of Los Angeles, California or the United States District Court for the Central District of California, as applicable.

Agreed to and Accepted:

CONSULTANT: Proto Materials, LLC.		CLIENT: Mivium, Inc.

Signature:	/s/ Hongjie Qiu	Signature:	/s/ Eric Tsai
Name:	Hongjie Qiu	Name:	Eric Tsai
Title:	President/CTO	Title:	CEO
Date:	05/01/2023	Date:	05/01/2023

Exhibit A

Statement of Work (SOW)

This provides a Consultant Service Fee Proposal for Mivium, Inc. (May 1, 2023 through April 30, 2024). This statement of work is subject to the Terms and Conditions of the Consulting Services Agreement effective May 1, 2023 through April 30, 2024 (“Agreement”), by and between Mivium, Inc. (Client) and Proto Materials, LLC. (Consultant). The Statement of Work is hereby made part of, and will be performed under, the terms and conditions of the Agreement not otherwise defined in this SOW shall have the meaning assigned to them in the Agreement. This Statement of Work shall expire on April 30, 2024 unless earlier terminated according to terms set forth in the Agreement.

Deliverables: Business Strategy, Planning, and Stewardship

Perform the following duties to the satisfaction of Mivium, Inc. within the agreed upon proposed budget:

1.	Strategic Support of Mivium’s funding campaigns
a.	Work with Mivium Team to execute campaigns for Mivium to raise capital.
b.	Execute campaign including building brand assets and go-to-market strategies.
c.	Support the execution of Pre-Seed to Series A funding campaigns.
2.	Facility and budget planning responsibilities
a.	Work with the Mivium team to track funding and budget planning.
b.	Review budget and plans for facility and equipment buildout.
3.	Technical advisor to Mivium
a.	Review with leadership team at Mivium on developing product strategies.
b.	Provide overall budget, land lease/purchase and use of proceeds for investment.
c.	Develop product and production roadmap.
d.	Work with partners to develop strategies that align with overall Mivium’s goals.

4.	Fee Structure: Monthly fee of $2,000 retainer excluding any fees associated with equipment purchases.

In the event there is a material change in scope deliverables, the parties agree in good faith, to attempt to negotiate a fee adjustment. If new, out-of-scope projects arise, Assembly will price and scope accordingly, and submit for Mivium Team review and consideration.

Consultant Service Fee Proposal for Client Submission:

$2,000 retainer per month. Payment may be deferred to future agreed upon dates.

/s/ Eric Tsai	05/01/2023	*Client Signature Approval / Date

/s/ Hongjie Qiu	05/01/2023	*Consultant Signature Approval / Date